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Exhibit 3.13

CERTIFICATE OF FORMATION
OF
CROSSTEX HOLDINGS LP, LLC

        The undersigned, being a person authorized to form a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation for such limited liability company:

  1.
  The name of the limited liability company is Crosstex Holdings LP, LLC.

  2.
  The address of its registered office in the State of Delaware is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19890. The name of its registered agent at such address is Wilmington Trust SP Services, Inc.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Crosstex Holdings LP, LLC as of October 15, 2003.

/s/ CHRISTOPHER J. MONIGLE Christopher J. Monigle Authorized Person

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  Exhibit 3.13
CERTIFICATE OF FORMATION OF CROSSTEX HOLDINGS LP, LLC